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                                                                     Exhibit 1.1

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is executed this 10th day of May by and between PRT Group Inc., a Delaware corporation, with its principal place of business at 80 Lamberton Road, Windsor, CT 06095, with all of its direct and indirect subsidiaries, (the "Employer") and Dan S. Woodward, an individual residing at 819 Heathcliff Court, Houston, TX 77024 (the "Executive").

         RECITALS:
A.       Employer is a global information technology services company.
B. The Executive is experienced in the information technology services industry, is the President of the Strategic Telecom Division of Electronic Data Systems (EDS) and is desirous of becoming the most senior executive responsible for the Employer.
C. Employer believes the Executive will contribute to the growth and profitability of the Employer and desires to employ the Executive as the most senior executive responsible for the Employer.
D. Employer agrees that it shall not require Executive to engage in any conduct which would violate any of the Executive's post-termination obligations to EDS arising under the Agreement between Executive or Employer.
E. The Executive is willing to make his services available to Employer on the terms and conditions hereinafter set forth.

         AGREEMENT:
         Therefore, in consideration of the premises, mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employer and the Executive hereby agree as follows:

1. Employment. Commencing on May 17, 1999 (the "Effective Date"), Employer, in reliance on such representations, shall employ the Executive and the Executive shall accept employment by Employer, upon the terms and conditions set forth in this Agreement.


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2.                Term: The term of employment (the "Term") of this Agreement shall begin on the Effective Date and, except as otherwise provided in Sections 9, 10, and 11, shall end on May 17, 2002. The Term of this Agreement shall be thirty-six (36) months and shall not be further extended without the mutual written consent of the parties. After completion of the term, Executive's employment will be on an at-will basis.

3. Duties: The Executive will serve as the PRESIDENT AND CHIEF EXECUTIVE OFFICER of the Employer and shall report to the Employer's board of directors ("BOD"). As President of the Employer, the Executive shall have the primary responsibility to manage and direct the day-to-day business of the Employer, including the generation of income and control of expenses. In addition, Executive will be responsible for directing the organization with the objective of providing maximum profit and return on invested capital; establishing current and long-range objectives, plans, and policies subject to the approval of the BOD; and representing the Employer with its major customers, the financial community and the public. It is expected that a Business/Operations Plan will be developed no later than the end of the 3rd Quarter of 1999 for the year 2000 and beyond. As part of that plan, criteria will be mutually agreed to with regard to compensation and objectives needed to be met. The Executive shall perform such duties as may be reasonably assigned to him by the BOD. With the consent of the BOD, the Executive may (i) devote a reasonable amount of time and effort to charitable, industry or community organizations, and (ii) subject further to the provisions of
                  Section 6, the Executive may serve as a director of other companies.

4. Compensation: During the Term, Executive shall be compensated as follows:
                        (a) Salary. Executive shall be paid an annual salary of three hundred eighteen thousand dollars ($318,000) (the "Annual Base Salary"), to be distributed in equal periodic semi-monthly installments according to Employer's customary payroll practices. Nothing contained herein shall be construed to


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                  prevent Employer from increasing Executive's Annual Base
                  Salary more often than annually. The Annual Base Salary will be reviewed annually by the BOD and increased (but not decreased) if the BOD, in its discretion, determines an increase to be appropriate, based on the types of factors the BOD usually takes into account in reviewing executive level salaries, including, but not limited to, cost-of-living factors.
                        (b) Annual Incentive Compensation. Employer will provide the Executive with a target bonus opportunity of one hundred percent (100%) of Annual Base Salary (the "Performance Bonus") under the annual incentive award plan. For 1999, Executive is guaranteed a one hundred and fifty thousand ($150,000) Performance Bonus.
                        (c) Employer will make the Executive eligible for participation in Stock Acquisition and Retention Program under the terms and conditions applicable to all other participants, subject to the approval of the Compensation Committee of the Board of Directors.
                        (d) Certain Additional Payments and Consideration. In addition to the above payments,
                        (i) Employer shall pay the Executive a sign-on bonus in
                  the aggregate sum (net of all payroll taxes) of two hundred thousand dollars ($200,000) in cash within three business days of the Effective Date.
                        (ii) Stock Options. Executive will be eligible to
                  participate in the Employer Stock Option Plan ("Plan"). Upon the Effective Date, Employer will (a) award Executive four hundred thousand (400,000) incentive stock options, (b) upon signing this Agreement, Executive shall be awarded an additional sixty-thousand (60,000) incentive stock options as a sign-on bonus, and (c) at the regularly scheduled July 29, 1999 meeting of the BOD an additional two hundred and fifty thousand (250,000) incentive stock options (cumulatively the "Options"). All Options are subject to the terms of the Plan. These Options have been approved by the Compensation Committee of Employer's Board of Directors. All Options are subject to the terms of the Plan. The four hundred and sixty thousand (460,000) Options granted under subsections (a) and (b) above will be priced as of

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                  the closing market price on May 10, 1999 the additional two hundred and fifty thousand (250,000) Options granted under subsection (c) above will be priced as of the closing market price on July 29, 1999. All Options will vest in three (3) equal annual installments of one-third (1/3) each beginning one (1) year from their respective grant date. A copy of the Plan is attached hereto as Exhibit 1.
                        (iii) Change in Control. Notwithstanding any other
                  provision of the Plan to the contrary, while Executive's Options remain outstanding under the Plan, a Change in Control (as defined below) of Employer shall occur, then all Options granted hereunder this Award that are outstanding at the time of such Change in Control shall become immediately exercisable in full, without regard to the years that have elapsed from the date of grant, and, at the option of the Compensation Committee of the Board of Directors, such Options may be cancelled in exchange for a cash payment or a replacement award of equivalent value. For purposes of this Award as well as this Agreement, a "Change in Control" of Employer shall occur upon the happening of the earliest to occur of the following:
                        (a) any "person" as such term is used in Sections 13(d)
                  and 14(d) of the Securities Exchange Act of 1934 (other than
                  (1) Employer, (2) any trustee or other fiduciary holding securities under an employee benefit plan of Employer or (3) any corporation owned, directly or indirectly, by the stockholders of PRT in substantially the same proportions as their ownership of the common stock of Employer, is our becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Employer (not including in the securities beneficially owned by such person any securities acquired directly from Employer or its affiliates representing fifty-one percent (51%) or more of the combined voting power of PRT's then outstanding voting securities;

                        (b) during any period of not more than two (2)
                  consecutive years, individuals who at the beginning of such period constitute the Board (such board of directors being referred to herein as the "Employer Board"), and any new director (other than a director designated by a person who has entered into an

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                  agreement with Employer to effect a transaction described in clause (i), (ii) or (iv) of this Section 5A) whose election by the Employer Board or nomination for election by Employer's Stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least seventy percent (70%) of such Employer Board;
                        (c) the stockholders of Employer approve a merger or
                  consolidation of Employer with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding without conversion or by being converted into voting securities of the surviving or parent entity) fifty one (51%) or more of the combined voting power of the voting securities of Employer or such surviving or parent entity outstanding immediately after such merger or consolidation or
                  (B) a merger or consolidation effected to implement a recapitalization of PRT (or similar transaction) in which no "person" (as hereinabove defined) acquires fifty-one (51%) or more of the combined voting power of PRT's then outstanding securities; or
                        (d) the stockholders of the Employer approve a plan of
                  complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of the Employer's assets (or any transaction having a similar effect).
                        (iv) Upon signing this Agreement, Executive
                  shall earn the cash equivalent of the market value of forty thousand (40,000) shares of the Employer's common stock as a sign-on bonus. Such sign-on bonus shall be paid to Executive, at Executive's discretion, either before the end of the calendar year or January 15, 2000. Employer shall reimburse, pay, or otherwise make Executive whole for any taxes owed by Executive as a result of this bonus.

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5.                Expense Reimbursement and Other Benefits.
                        (a) Reimbursement of Expenses. During the term of Executive's employment hereunder, Employer, upon the Executive's submission of proper substantiation in accordance with Employer's standard procedure, including copies of all relevant invoices, receipts or other evidence reasonably requested by Employer, by the Executive, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of Employer.
                        (b) Employee Benefits. Executive shall participate in the Employer Employee Benefits Program.
                        (c) Stock Options. Executive shall be included as a participant under the Employer Incentive Stock Option Plan, eligible to be granted options to acquire shares of Employer's common stock. The number of any future options and terms and conditions of options shall be determined in the sole discretion of the Board, or applicable committee thereof, and shall be based on several factors, including the performance of the Employer.

                        (d)      Relocation and Housing Allowance.   During the
                  Term, Employer shall pay the or expend on behalf of the Executive up to one hundred and twenty-five thousand dollars ($125,000) as reimbursement for all reasonable and documented costs associated with the Executive's relocating his residence, traveling to and from his residence, local housing, automobile costs and other costs directly related to Executive's relocation, housing or travel.

                        (e) Vacation. During the Term, the Executive will be entitled to four (4) weeks paid vacation for each year. The Executive will also be entitled to the paid holidays and other paid leave set forth in Employer's policies. Vacation days and holidays during any fiscal year that are not used by the Executive during such fiscal year may not be carried over and used in any subsequent fiscal year. Executive will begin to accrue

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                  personal days on the first day of the month following date of employment at the rate of 1.67 days per month. Employer observes 10 holidays each year; eight (8) days are designated by Employer (the holiday schedule is described in Employer's Summary of Benefits) and two (2) days which are selected by Executive.

                        (f) Retirement Plan. Executive is eligible to participate in the Employer's 401(k) Savings Plan the first day of the month coinciding with, or following three (3) months employment with Employer. The Employer has a provision enabling a discretionary match which has been twenty percent (20%) in prior years.

6.                Restrictions.
                        (a) Non-competition. During the Term and for a two (2)
                  year period after the termination of the Term and for any reason, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an executive, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Employer (for this purpose, any business that engages in information technology consulting services or products similar to those services or products offered by the Employer at the time of termination of the Agreement shall be deemed to be in competition with the Employer at the time of termination of the Agreement shall be deemed to be in competition with the Employer provided that such services or products constitute at least five percent (5%) of the gross revenues of the Employer at the time of termination of the Agreement); provided that such provision shall not apply to the Executive's ownership of or the acquisition by the Executive, solely as an investment, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Exchange Act and that are listed or admitted for trading on any United States national securities exchange or that are

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                  quoted on the NASDAQ Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent (5%) of any class of capital stock of such corporation.


                        (b) Nondisclosure. During the Term and for a two (2)
                  year period after the termination o the Term for any reason, the Executive shall not at any time divulge, communicate, use to the detriment of or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business or the Employer. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Employer (which shall include, but not be limited to, information concerning the Employer's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Employer that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Employer with respect to all such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Employer (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally know, about the Employer or its or their respective businesses. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information that the Executive clearly demonstrates was or became generally available to the public other than as a result of disclosure by the Executive.

                        (c) Nonsolicitation of Employees and Clients. During
                  the Term and for a two (2) year period after the termination of the Term for

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                  any reason, the Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, other than in connection with the performance of Executive's duties under this Agreement, (i) solicit for employment or attempt to employ or enter into any contractual arrangement with any employee or former employee or independent contractor of Employer, unless such employee or former employee or former independent contractor, has not been employed by Employer for a period in excess of six months, (ii) call on or solicit any of the actual client or targeted prospective clients of Employer on behalf of any person or entity in connection with any business competitive with the business of Employer, and/or
                  (iii) make known the names and addresses of such customers (unless the Executive can clearly demonstrate that such information was or became generally available to the public other than as a result of a disclosure by the Executive.

                        (d) Ownership of Developments. All copyrights, patents,
                  trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for Employer or its customers (collectively, the "Work Product") shall belong exclusively to Employer and shall, to the extent possible, be considered a work made by the Executive for hire for Employer within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for Employer, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest that Executive may have in such Work Product. Upon the request of Employer, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

                        (e) Books and Records. All books, records, and accounts

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                  relating in any manner to the customers of Employer, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of Employer and shall be returned immediately to Employer on termination of the Executive's employment hereunder or on Employer's request at any time.

                        (f) Acknowledgment by Executive. The Executive
                  acknowledges and confirms that (i) the restrictive covenants contained in this Section 6(f) are reasonably necessary to protect the legitimate business interest of Employer including the legitimate interests of the Employer, and (ii) the restrictions contained in this Section 6(f) (including without limitation the length of the term of the provisions of this
                  Section 6(f) are not over broad, over long, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6(f) will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Employer is such as would cause Employer serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Employer in violation of the terms of this
                  Section 6(f). The Executive further acknowledges that the restrictions contained in this Section 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, Employer's successors and assigns.


                        (g) Reformation by Court. In the event that a court of
                  competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of

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                  such jurisdiction, then only as to enforcement of this Section
                  6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.
                        (h) Extension of Time. If the Executive shall be in
                  violation of any provision of this Section 6 then each time limitation set forth in this Section 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If Employer seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.
                        (i) Survival. The provisions of this Section 6 shall
                  survive the termination of this Agreement, as applicable.

7.                Disability.
                  If during the Term Executive is unable to perform his services by reason of illness or incapacity, for a period of sixty (60) consecutive days or three (3) months out of any six (6) month period, Employer may, at its option, upon written notice to Executive, terminate the Term and his employment hereunder. In the event of disability of the Executive as defined in this
                  Section 7, employer shall continue to pay seventy-five percent (75%) of Executive's then current salary and benefits for the lesser of one (1) year or the remainder of the Term.

8.                Termination for Cause.

                  (a) Employer shall have the right to terminate the Term and the Executive's employment hereunder for Cause (as defined below). Upon any termination pursuant to this Section 8, Employer shall pay to the Executive any unpaid Annual Base Salary through the effective date of termination specified in such notice. Employer shall have no further liability hereunder (other than for reimbursement for reasonable business

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                  expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)).

                        (b) For purposes hereof, the term "Cause" shall mean
                  the Executive's conviction of a felony, the Executive's personal dishonesty directly affecting the Employer, willful misconduct (which shall require prior written notice to the Executive from the BOD unless not curable or such misconduct is materially injurious to Employer), breach of a fiduciary duty involving personal profit to the Executive or intentional failure to substantially perform his duties after written notice to the Executive from the BOD that, in the reasonable judgment of the BOD, the Executive has failed to perform specific duties.

9.                Termination Without Cause.
                        (a) At any time Employer shall have the right to
                  terminate the Term and the Executive's employment hereunder by written notice to the Executive. Any demotion resulting in a material adverse change in the duties, responsibilities or role, or reporting relationships of the Employee or movement of the Company's offices (as set forth in the first paragraph of this Agreement) in excess of seventy-five (75) miles shall be treated as a termination without cause of the Executive. Upon any termination pursuant to this Section 9 (that is not a termination under any of Sections 7, 8, or 10), Employer shall continue to pay to the Executive (i) the Annual Base Salary at the date of termination for the greater of one (1) year or remainder of the Term and (ii) Any earned Performance Bonus prorated as of the date of termination. Employer shall also continue to pay the premiums for the same or substantially similar Welfare Benefits and the Executive shall be entitled to the other benefits set forth in Section 5(b), (d) and (e) for the greater of one (1) year or remainder of the Term. In the event such entitlement is not allowed by law, the Executive shall be entitled to the cash equivalent of that benefit.

                        (b) The Options and any additional stock options
                  granted to

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                  Executive shall be exerciseable as per the original vesting schedule of the applicable option grant and the Common Stock acquired pursuant to such exercise may be sold by Executive subject to no restrictions by Employer (other than those imposed by the Employer's then current insider trading policy or by federal and state securities laws). If the Executive is terminated without cause on or before July 29, 2000 and the total value to the Executive of the Options and any additional stock options granted to Executive are less than one million dollars ($1,000,000), then the Employer shall be liable to pay the Executive the difference between one million dollars ($1,000,000) and the total value of the all options held by the Executive. For purposes of this section the value of Executive's options shall be determined, as of the effective date of the Executive's termination without cause, by multiplying the number of Executive's vested stock options times, the sum of the market price of the Employer's common stock less the grant price of all vested options. This payment shall be made to Executive in twelve (12) equal monthly installments, less any applicable taxes, unless otherwise agreed in writing by the parties. The Employer shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)). The Executive shall be entitled to receive all severance payments and benefits hereunder regardless of any future employment undertaken by the Executive.

10.               Termination by Executive.

                        (a) The Executive shall at all times have the right upon thirty (30) days prior written notice to Employer, to terminate the Term and his employment hereunder.

                        (b) Upon any termination pursuant to this Section 10 by the Executive without Good Reason (as defined below), Employer shall pay to the Executive any unpaid Annual Base Salary through the effective date

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                  of termination specified in such notice. Employer shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)).
                        (c) Upon any termination pursuant to this Section 10 by the Executive for Good Reason, Employer shall pay to the Executive the same amounts that would have been payable by Employer to the Executive under Section 9 of this Agreement as if the Executive's employment had been terminated by Employer without Cause. Employer shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)).
                        (d) For purposes of this Agreement, "Good Reason" shall mean:
                                 (i) the assignment to the Executive of any
                  duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by Employer which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive.

                                 (ii) any failure by Employer to comply with
                  any of the material provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive; or

                                 (iii) in the event that (A) a Change in Control
                  (as defined in Section 4 hereof) in Employer shall occur during the Term and (B) prior to the earlier of the expiration of the Term and six (6) months

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                  after the date of the Change in Control, the Term and
                  Executive's employment with Employer is terminated by Employer, or new employer as the case may be, without Cause, as defined in Section 9(b) (and other than pursuant to Section 7 by reason of the Executive's death or Section 8 by reason of the Executive's disability) or the Executive terminates the Term and his employment for Good Reason, as defined in Section 11(d)(i) or (ii) or because of the relocation of the Executive to another location more than seventy-five (75) miles from the corporate headquarters without his consent.

11.               Waivers.
                  It is understood that either party may waive the strict performance of any covenant or agreement made herein; however, any waiver made by a party hereto must be duly made in writing in order to be considered a waiver, and the waiver of one covenant or agreement shall not be considered a waiver of any other covenant or agreement unless specifically in writing as aforementioned.

12.               Savings Provisions.
                  The invalidity, in whole or in party, of any covenant or restriction, or any section, subsection, sentence, clause, phrase or word, or other provisions of this Agreement, as the same may be amended from time to time shall not affect the validity of the remaining portions thereof.

13.               Governing Law.
                  This Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut without giving effect to its choice of law provision.

14.               Notices.

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                  If either party desires to give notice to the other in
                  connection with any of the terms and provisions of this Agreement, said notice must be in writing and shall be deemed given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addresses, if sent by a nationally recognized overnight delivery service) receipt requested), in each case addressed to the party for whom it is intended as follows (or such other addresses as either party may designate by notice to the other party, at the Parent Employer's or Employer's then principal executive offices):

                             If to Employer:  PRT Group Inc.
                                              80 Lamberton Road
                                              Windsor, CT  06095
                                              Attention: EVP Human Resources
                             With a copy to:  PRT Group Inc.
                                              7 Skyline Drive
                                              Hawthorne, NY 10532
                                              Attention: General Counsel
                             If to Executive: At the most recent home address of
                                              Executive on the official records
                                              of Employer.

15.               Default.
                  In the event either party defaults in the performance of its obligations under this Agreement, the non-defaulting party may, after giving 30 days' notice to the defaulting party to provide a reasonable opportunity to cure such default, proceed to protect its rights by suit in equity, action or law, or, where specifically provided for herein, by arbitration, to enforce performance under this Agreement or to recover damages for breach

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                  thereof, including all costs and attorneys' fees, whether
                  settled out of court, arbitrated, or tried (at both trial and appellate levels).

16.               No Third Party Beneficiary.
                  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than Employer, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

17.               Waiver of Jury Trial.
                  All parties knowingly waive their rights to request a trial by jury in any litigation in any court of law, tribunal or legal proceeding involving the parties hereto or any disputes arising out of or related to this Agreement.

18.               Successors.
                  (a) This Agreement shall inure to the benefit of and be binding upon the Executive and the Executive's assigns, heirs, representatives or estate.

IN WITNESS WHEREOF, by its appropriate officer, signed this Agreement and Executive has signed this Agreement, as or the day and year first above written.

AGREED TO BY:                                        AGREED TO BY:
Executive                                            PRT Group Inc.

By:
   --------------------------                 ------------------------
   Dan S. Woodward
                                              Title:
                                                     ------------------------
Date:                                         Date:
      -----------------------                        ------------------------

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                                    EXHIBIT 1

                                 PRT GROUP INC.
                                STOCK OPTION PLAN



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                                                                    Confidential